EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CNET NETWORKS REPORTS FIRST QUARTER 2003 FINANCIAL RESULTS

SAN FRANCISCO, April 23, 2003 - CNET Networks, Inc. (Nasdaq: CNET) today reported that revenues for the first quarter ended March 31, 2003 totaled $56.6 million, a two percent increase compared to revenues of $55.7 million for the same period of 2002. The Company's first quarter operating loss was $14.6 million, versus an operating loss of $33.3 million in the same quarter in 2002. Net loss for the first quarter of 2003 was $15.8 million, or $0.11 per share, compared to a net loss of $31.1 million, or $0.22 per share, for the same period last year.

In the first quarter, CNET Networks' operating loss before depreciation and amortization was $7.4 million, compared to an operating loss before depreciation and amortization of $15.0 million in the first quarter of 2002. Results for 2003 included $5.4 million of realignment costs and for 2002 included $2.9 million of integration and realignment costs. The Company considers operating income (loss) before depreciation and amortization to be an appropriate measure for evaluating performance because it reflects the business operations' ability to generate cash, a key resource necessary to invest in the business, to strengthen the balance sheet, and for other strategic opportunities. (A table that reconciles operating loss before depreciation and amortization to the operating loss found on CNET Networks' GAAP statement of operations can be found on the "Statistical Highlights" page that accompanies this press release.)

"We delivered encouraging top-line results and reduced our operating expenses before depreciation, amortization and realignment costs by 14 percent compared to last year," said Shelby Bonnie, CNET Networks' chairman and chief executive officer. "Our ability to increase revenues year-over-year indicates some stabilization in the technology and broader advertising markets."

"During the quarter, key developments in our enterprise-focused web sites, such as IT Priorities' market-driven content and PowerCenter ad units, exemplified the kinds of innovations that enable us to continue strengthening our relationships with both users and customers," said Bonnie. "While we expect the environment to remain challenging in 2003, we will continue to evolve our core products to enable marketers to become more deeply integrated into buyers' purchase consideration processes. This, along with the continued effective management of our cost structure, positions us for profit margin expansion as revenues increase."

Leading Technology Information Resource for IT and Business Professionals
IT professionals and business decision makers use the internet more than any other resource to find the technology information they need. CNET Networks' enterprise portfolio of Web sites, including ZDNet, TechRepublic, News.com, and Builder.com, remains the online choice of this high quality audience, providing the technology news, research, analysis and services they need to guide their buying decisions.

In addition to maintaining its leading market position during the first quarter as highlighted by its global reach and high customer renewal rate, noteworthy developments included the relaunch of CNET Networks' ZDNet Web site with innovative content and advertising features, and a record-breaking season of prestigious journalism awards and accolades given to News.com. Specific highlights are as follows:

  CNET Networks ranked as the Internet's 14th largest US online property1 and the 10th largest online property worldwide2.

  CNET Networks reached an average of over 60 million global unique users on a monthly basis during the first quarter of 20033.

  In Q1 2003, 89 percent of the company's top 100 U.S. advertisers renewed from Q4 2002.

  ZDNet (www.zdnet.com) relaunched with IT Priorities, an innovative market intelligence-driven feature that continuously determines topics of highest interest to the site's users, and ensures that the ZDNet Web site and newsletters are aligned with the core issues driving the decisions of IT professionals within medium- to large-sized businesses. This relaunch also included new PowerCenter ad units, the most comprehensive of CNET Networks' marketing units. PowerCenters are sponsored content areas that enable vendors to engage the audience through features like webcasts, and provide resources that guide the decision-making process, such as white papers and case studies.

  News.com won 10 top awards and honors during a single month from five prestigious journalism associations, including The American Society of Magazine Editors (National Magazine Award nomination), The Society of American Business Editors and Writers (SABEW Awards), The Western Publications Association (Maggie Awards), NewsBios (30 Under 30 Awards), and Investigative Reporters and Editors (IRE Awards).

"The ZDNet relaunch was the first of a series of important developments planned for our enterprise portfolio this year and in 2004, as we continue to identify new and increasingly productive ways to leverage the unique advantages of the internet to bring buyers and sellers together," said Bonnie. "The multitude of awards received by News.com is recognition of our success at maintaining the highest journalism standards as we evolve our sites."

Commerce, Paid Services and Other Revenue Streams
CNET Networks continues to develop revenue-generating opportunities in the areas of shopping services and advice, data licensing, and fee-based services. Key updates from Q1 include:

  CNET Networks delivered 40 million total sales leads to customers, or an average of 441,900 leads per day during the first quarter of 2003.

  CNET Channel ended Q1 with 277 data licenses, a 47 percent increase from a year ago.

  GameSpot Complete ended Q1 with 53,500 paid users, a 13 percent increase from its year-end 2002 membership base of 47,200.

"During 2003, we plan to execute on business strategies that exploit CNET Networks' unique assets and market position. For example, as sophisticated technologies gain mainstream popularity, we will leverage our unparalleled editorial coverage and product reviews to create increasingly relevant and intuitive purchasing guidance and to extend our brand awareness among consumers," said Bonnie.

Investments & Outlook
CNET Networks' balance sheet included cash and marketable debt securities of approximately $142.6 million on March 31, 2003, which includes restricted cash of $18.4 million. For the second quarter of 2003, management estimates revenues will be between $56.5 million and $58.5 million, with an operating loss between $8.6 million and 11.6 million, and an operating loss before depreciation and amortization of between $2 million and $5 million. Second quarter guidance includes possible realignment costs of between $2 million and $4 million, of which a significant element may relate to real estate lease termination expenses in the event that the company concludes settlement negotiations.

Management's financial guidance for 2003 remains unchanged, with full-year revenue estimates in the range of $235 million to $245 million, an operating loss of between $22.4 million and $27.4 million, and operating income before depreciation and amortization of between breakeven and $5 million, including $7.4 million to $9.4 million in realignment costs in the first and second quarters of 2003. (A table that reconciles operating loss before depreciation and amortization guidance to operating loss guidance can be found the "Guidance to the Investment Community" sheet that accompanies this press release.) Revenue estimates are based on the assumption that overall technology advertising spending will not worsen from current levels. Estimates of operating income before depreciation and amortization are based on the assumption that the company will not experience further material asset impairment or business restructuring costs. The company expects this financial outlook will not be updated until the release of CNET Networks' next quarterly financial announcement. The company does, however, reserve the right to update its financial outlook at any time for any reason.

Conference Call and Webcast
CNET Networks will host a conference call to discuss its first quarter financial and operating performance and the company's 2003 business outlook beginning at 5:00 pm ET (2:00 pm PT), today, April 23, 2003. To listen to the discussion, please visit http://ir.cnet.com and click on the link provided for the webcast conference call or dial (706) 679-3076. A replay of the conference call will be available through May 1, 2003 via webcast at the URL listed above or by calling (706) 645-9291 and entering the conference ID number 9737893. The financial news release, and the financial and operating information provided with the release, can also be accessed at http://ir.cnet.com.

Safe Harbor
This press release and its attachments include forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements include statements regarding the company's expected financial results in the second quarter and full-year 2003, as well as other statements throughout the release that are identified by the words "expect," "estimate," "target," "believe," "anticipate," "intend" and similar expressions. These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. Reported results should not be considered as an indication of future performance. The risks and uncertainties include: a slowdown in advertising spending on the Internet in general, especially in the technology sector, or on CNET Networks' properties in particular, which could be prompted by increased weakness in corporate or consumer spending, or other factors; the failure of existing advertisers to meet or renew their advertising commitments; the loss of advertising revenue to CNET's competitors; the need for further cost reductions, which could increase severance costs and negatively impact operating income and net income or cause such results to differ from company guidance; the risk that projected cost-reduction initiatives will not be achieved due to implementation difficulties or contractual spending commitments that can't be reduced; the risk that cost reduction efforts will result in a loss of revenues due to a decrease in resources dedicated to generating revenues; the weakening of the U. S. dollar, which could increase operating losses; the acquisition of businesses or the launch of new lines of business, which could decrease the company's cash position, increase operating expense and dilute operating margins; the risk of future impairment of the company's assets or the need to increase the company's reserve attributable to abandoned real estate; the potential for disruptions of service due to the failure of key infrastructure providers; the failure of the company's users to adopt new paid service offerings; the costs associated with initiatives to standardize technology platforms or the company's failure to successfully complete those initiatives; the impact of political and economic conditions due to armed conflict and the threat of future terrorism in the U. S. and abroad; the impact of major health concerns, such as the spread of Severe Acute Respiratory Syndrome ("SARS") on general economic activity; and general risks associated with our business. For risks about CNET Networks' business, see its Annual Form 10-K for the year ended December 31, 2002 and subsequent Forms 8-K, including disclosures under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are filed with the Securities and Exchange Commission and are available on the SEC's website at www.sec.gov.

About CNET Networks, Inc.

CNET Networks, Inc. (www.cnetnetworks.com) is the leading global media company informing and connecting the buyers, users and sellers of technology. The company's product portfolio includes top brands CNET, ZDNet, TechRepublic, Builder.com, News.com, GameSpot, Download.com, and mySimon, as well as Computer Shopper magazine, and CNET Channel. With a strong presence in the US, Asia and Europe, CNET Networks has operations in 16 countries.

Investor Relations Contact:     Media Contact:
Robert Borchert                          Martha Papalia
(646) 472-3806                           (617) 225-3340
robert.borchert@cnet.com          martha.papalia@cnet.com
  Nielson//NetRatings March 2003 (Home/Work combined panel
  Nielsen//NetRatings February 2003 (Global Web Watch home panel)
  CNET Networks January - March 2003 (internal log data)

CNET Networks, Inc.
Consolidated Statements of Operations
Unaudited
(000s, except share and per share data)

                                                    Three Months Ended
                                                          March 31,
                                               --------------------------
                                                   2003          2002
                                               ------------  ------------
Revenues
   Internet                                   $     42,049  $     43,380
   Publishing                                       14,539        12,272
                                               ------------  ------------
    Total revenues                                  56,588        55,652

Operating expenses:
   Cost of revenues                                 36,201        37,135
   Sales and marketing                              17,717        20,754
   General and administrative                       10,046        12,759
   Depreciation                                      5,612         6,241
   Amortization of intangible assets                 1,604        12,059
                                               ------------  ------------
    Total operating expenses                        71,180        88,948
                                               ------------  ------------
    Operating loss                                 (14,592)      (33,296)

Non-operating income (expense):
   Realized gains on sale of investments                 -         2,336
   Realized losses on sale or
     impairment of investments                           -        (7,665)
   Interest income                                     673         1,372
   Interest expense                                 (1,769)       (2,778)
   Other                                                 5            (3)
                                               ------------  ------------
    Total non-operating income (expense)            (1,091)       (6,738)
                                               ------------  ------------

   Loss before income taxes                        (15,683)      (40,034)
                                               ------------  ------------
     Income tax expense (benefit)                      146        (8,984)

                                               ------------  ------------
   Net loss                                   $    (15,829) $    (31,050)
                                               ============  ============

Basic and diluted net loss per share          $      (0.11) $      (0.22)
                                               ============  ============

Shares used in calculating
  basic and diluted net loss per share         139,256,081   138,668,755
                                               ============  ============

CNET Networks, Inc.
Consolidated Balance Sheets
Unaudited
(000s, except per share data)

                                                          March 31,   December 31,
                                                           2003          2002
                                                       ------------  ------------
ASSETS
Current assets:
     Cash and cash equivalents                        $     56,057  $     47,199
     Investments in marketable debt securities              13,957        14,239
     Accounts receivable, net                               43,461        56,064
     Other current assets                                   16,976        16,789
                                                       ------------  ------------
       Total current assets                                130,451       134,291

Restricted cash                                             18,400        18,067
Investments in marketable debt securities                   54,233        65,602
Property and equipment, net                                 59,694        62,893
Other assets                                                20,957        21,406
Intangible assets, net                                      14,336        15,886
Goodwil                                                     59,162        59,150
                                                       ------------  ------------
       Total assets                                        357,233       377,295
                                                       ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                 $      7,334  $      6,572
     Accrued liabilities                                    58,560        62,833
     Current portion of long-term debt                         205           220
                                                       ------------  ------------
        Total current liabilities                           66,099        69,625

Noncurrent liabilities:
     Long-term debt                                        117,777       117,738
     Other liabilities                                       3,092         3,875
                                                       ------------  ------------
        Total liabilities                                  186,968       191,238

Stockholders' equity:
     Common stock;  $0.0001 par value; 400,000,000
      shares authorized; 139,338,515 outstanding at
      March 31, 2003 and 139,251,879 outstanding
      at December 31, 2002                                      14            14
     Notes receivable from stockholders                       (397)         (397)
     Additional paid in capital                          2,699,154     2,698,980
     Accumulated other comprehensive income                (13,948)      (13,811)
     Treasury stock, at cost                               (30,428)      (30,428)
     Retained deficit                                   (2,484,130)   (2,468,301)
                                                       ------------  ------------
        Total stockholders' equity                         170,265       186,057
                                                       ------------  ------------
        Total liabilities and stockholders' equity    $    357,233  $    377,295
                                                       ============  ============

CNET Networks, Inc.
Statements of Cash Flow
Unaudited
(000s)

                                                                      Three Months Ended
                                                                          March 31,
                                                               -----------------------------
                                                                    2003           2002
                                                               --------------  -------------
Cash flows from operating activities:
  Net loss                                                   $       (15,829) $     (31,050)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
    Depreciation and amortization                                      7,216         18,379
    Asset impairment and disposals                                        83           (126)
    Deferred taxes                                                         -        (14,065)
    Noncash interest                                                     195            254
    Allowance for doubtful accounts                                      880          2,574
    (Gain) loss on sale and impairment of marketable
      securities and privately held investments                            -          5,329
    Changes in operating assets and liabilities,
     net of acquisitions
      Accounts receivable                                             11,723            284
      Other assets                                                      (848)         1,836
      Accounts payable                                                   762          3,761
      Accrued liabilities                                             (4,288)       (10,788)
      Other long-term liabilities                                       (718)          (547)
      Foreign currency translation gain (loss)                            78         (1,954)
                                                               --------------  -------------
        Net cash used in operating activities                           (746)       (26,113)
                                                               --------------  -------------
Cash flows from investing activities:
  Purchase of marketable debt securities                              (4,995)       (47,664)
  Proceeds from sale of marketable debt securities                    16,982         36,223
  Proceeds from sale of marketable equity securities                       -            114
  Proceeds from sale of (investments in) privately
   held companies                                                          -          3,000
  Capital expenditures                                                (2,496)        (4,842)
                                                               --------------  -------------
        Net cash provided by (used in) investing activities            9,491        (13,169)
                                                               --------------  -------------
Cash flows from financing activities:
  Payments received on stockholders' notes                                 -            149
  Net proceeds from employee stock purchase plan                         174            274
  Net proceeds from exercise of options and warrants                       -          3,130
  Principal payments on borrowings                                      (107)           (58)
                                                               --------------  -------------
        Net cash provided by financing activities                         67          3,495
                                                               --------------  -------------
Net increase in cash and cash equivalents                              8,812        (35,787)
Effect of exchange rate changes on cash
 and cash equivalents                                                     46            (22)

Cash and cash equivalents at beginning of period                      47,199         93,439
                                                               --------------  -------------
Cash and cash equivalents at end of period                            56,057         57,630
                                                               ==============  =============

CNET Networks, Inc.
Business Segment Summary
Unaudited
(000s)

CNET's primary areas of measurement and decision-making include three principal business segments - U.S. Media, International Media and Channel
Services.  U.S. Media consists of an online network including sites providing sources of technology information, as well as shopping services and a technology print publication providing technology news and information.  International
Media includes the delivery of online technology information and several technology print publications in non-U.S. markets.  Channel Services includes a product database licensing business and an online technology marketplace for resellers, distributors and manufacturers.  Management believes that segment operating income (loss) before depreciation and amortization is an appropriate measure of evaluating the operating performance of the company's segments.
However, segment operating income (loss) before depreciation and amortization should not be considered a substitute for operating income (loss), cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles.

(000's)                                     Three months ended March 31, 2003
                                ---------------------------------------------------------------
                                   U.S.        Inter-      Channel
                                   Media      national    Services       Other       (1) Total
                                ----------- ------------ -----------  ------------ ------------

   Revenues                   $     45,792 $      6,767 $     4,029 $           - $     56,588
   Operating expenses               44,355        9,926       4,262        12,637       71,180
                                ----------- ------------ -----------  ------------ ------------
   Operating income (loss)    $      1,437 $     (3,159)$      (233)$     (12,637)     (14,592)
                                =========== ============ ===========  ============ ============

                                            Three months ended March 31, 2002
                                ---------------------------------------------------------------
                                   U.S.        Inter-      Channel
                                   Media      national    Services       Other      (1) Total
                                ----------- ------------ -----------  ------------ ------------

   Revenues                   $     47,103 $      5,080 $     3,469 $           - $     55,652
   Operating expenses               54,164        8,207       5,349        21,228       88,948
                                ----------- ------------ -----------  ------------ ------------
   Operating loss             $     (7,061)$     (3,127)$    (1,880)$     (21,228)     (33,296)
                                =========== ============ ===========  ============ ============

(1) For the three months ended March 31, 2003, other represents operating expenses related to realignment of $5,421, depreciation of $5,612 and amortization of $1,604.  For the three months ended March 31, 2002, other represents operating expenses related to  integration and realignment of $2,928, depreciation of $6,241 and amortization of $12,059.

CNET Networks, Inc.

Guidance to the Investment Community

$ in millions, except per share             Q1-03          Q2-03 est.       FY 2003 est.
                                            Actual        Low  -  High       Low - High

Revenues                                    $56.6        $56.5 - $58.5      $235 - $245

Operating expense before
  depreciation & amortization(1) (2) (3)    $64.0        $61.5 - $63.5      $235 - $240

Operating income (loss) before
  depreciation & amortization(1) (2) (3)     $7.4         ($5) - ($2)         $0 - $5

Depreciation expense                        ($5.6)          ($5.5)            ($21.0)

Amortization expense                        ($1.6)          ($1.6)             ($6.4)

Operating income (loss)                    ($14.6)     ($11.6) - ($8.6)  ($27.4) - ($22.4)

Interest expense, net                       ($1.1)          ($1.5)             ($6.0)

Other income (expense)                         -            ($1.0)             ($4.0)

Earnings (loss) per share (4)               ($0.11)    ($0.10) - ($0.08)  ($0.27) - ($0.23)

(1) Q1 2003 actual results include $5.4 million of realignment expenses.
(2) Q2 2003 estimates include $2 million to $4 million of potential realignment expenses.
(3) Full-year 2003 estimates include $7.4 million to $9.4 million of realignment expenses.
(4) Assumes an effective tax rate of zero percent in Q1 2003 and full-year 2003.

Safe Harbor

This document  includes forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements include statements regarding the company's expected financial results in the second quarter and full-year 2003, as well as other statements throughout the release that are identified by the words "expect," "estimate," "target," "believe," "anticipate," "intend" and similar expressions. These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise.  Reported results should not be considered as an indication of future performance. The risks and uncertainties include: a slowdown in advertising spending on the internet in general, especially in the technology sector, or on CNET Networks' properties in particular, which could be prompted by increased weakness in corporate or consumer spending, or other factors; the failure of existing advertisers to meet or renew their advertising commitments;
the loss of advertising revenue to CNET's competitors; the need for further cost reductions, which could increase severance costs and negatively impact operating income and net income or cause such results to differ from company guidance; the risk that projected cost-reduction initiatives will not be achieved due to implementation difficulties or contractual spending commitments that can't be reduced; the risk that cost reduction efforts will result in a loss of revenues due to a decrease in resources dedicated to generating revenues; the weakening of the US dollar, which could increase operating losses; the acquisition of businesses or the launch of new lines of business, which could decrease the company's cash position, increase operating expense and dilute operating margins;
the risk of future impairment of the company's assets or the need to increase the company's reserve attributable to abandoned real estate; the potential for disruptions of service due to the failure of key infrastructure providers; the failure of the company's users to adopt new paid service offerings; the costs associated with initiatives to standardize technology platforms or the company's failure to successfully complete those initiatives; the impact of political and economic conditions due to armed conflict and the threat of future terrorism in the US and abroad;
the impact of major health concerns, such as the spread of Severe Acute Respiratory Syndrome
("SARS") on general economic activity; and general risks associated with our business. For risks about CNET Networks' business, see its Annual Form 10-K for the year ended December 31, 2002 and subsequent Forms 8-K, including disclosures under the captions "Risk Factors" and
"Management's Discussion and Analysis of Financial Condition and Results of Operations,"
which are filed with the Securities and Exchange Commission and are available on the SEC's website at www.sec.gov.

CNET NETWORKS, INC.

Quarterly Statistical Highlights

Quarterly Statistical Highlights
Unaudited
                                                                                                      Q1-03
                                                    Q1-03     Q4-02     Q3-02     Q2-02     Q1-02   Y-Y % chg
                                                  --------- --------- --------- --------- --------- ---------

Total Quarterly Revenue ($mm)                        $56.6     $67.8     $56.3     $57.2     $55.7         2%

Revenue Distribution (%)
   US Online Media & Commerce                           59%       62%       60%       62%       65%
   US Print                                             22%       17%       22%       19%       20%
   International Media & Commerce                       12%       15%       11%       12%        9%
   Channel Services                                      7%        6%        7%        7%        6%

   Subscription, Licensing, and Fee-Based Revenue as
   % of Total Revenue                                   18%       16%       18%       18%       16%
   Barter as % of Total Revenue                          5%        4%        5%        5%        5%

Advertisers' Meterics
   Top 100 Advertisers Renewal Rate (Q-to-Q)            89%       85%       88%       91%       78%
   Top 100 Advertisers % of Network Revenue             67%       63%       63%       59%       61%

Select Business Metrics
   Network Unique Users (mm)                          60.3      55.2      50.6      55.0      58.7         3%
   Average Leads per Day * (000s)                      442       326       261       280       280        58%
   Total Leads * (mm)                                 39.8      30.0      24.0      25.5      25.2        58%
   GameSpot Complete Paid Subscribers (000s)          53.5      47.2      37.5      22.5         -        n/a
   Downloads per day (mm)                              2.4       2.4       2.2       2.6       3.1       -21%
   Data Source Licenses                                227       258       218       201       188        47%

Balance Sheet Highlights ($mm)
   Cash                                              $56.0     $47.2     $64.8     $94.1     $57.6        -3%
   Marketable Debt Securities                         68.2      79.8     105.4     112.9     135.4       -50%
   Restricted Cash                                    18.4      18.1      18.1      15.8      15.8        17%
                                                  --------- --------- --------- --------- --------- ---------
      Total Cash & Equivalents                      $142.6    $145.1    $188.3    $222.8    $208.8       -32%

   Total Debt                                       $118.0    $118.0    $170.1    $177.0    $176.5       -33%

   Days Sales Outstanding (DSO)                         69        74        69        73        87       -21%

* Q1-03 Total Leads includes leads from shopping services, downloads, white papers, and search. Prior periods do not include leads from search.

Operating Loss Reconciliation

Unaudited

(000s)

Operating loss before depreciation and amortization.

                                              Three months ended
                                                   March 31,
                                           ------------------------
                                                2003          2002
                                           ------------------------
Operating loss                              $ (14,592)   $ (33,296)
   Depreciation                                 5,612        6,241
   Amortization of intangible assets            1,604       12,059
                                           ----------    ----------
Operating loss before
   depreciation and amortization            $  (7,376)    $ (14,996)
                                           ==========    ==========